Exhibit 21.1

IRHYTHM TECHNOLOGIES, INC. SUBSIDIARIES

as of 3/30/2016

The following is a list of subsidiaries of the Company, doing business under the name stated.

Name	Country or State Incorporated
iRhythm Technologies Ltd.	England